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                                                                     EXHIBIT 8.1

OPINION OF GABLE & GOTWALS RE:  TAX MATTERS

January 29, 2001

ONEOK, Inc.
100 West Fifth Street
Tulsa, OK 74103


    Re:  Federal Income Tax Consequences of Direct Stock
         Purchase and Dividend Reinvestment Plan of ONEOK, Inc.
                 -----------------------------------

Gentlemen:

    You have requested our opinion as to certain federal income tax consequences in connection with the direct stock purchase and dividend reinvestment plan (the "Plan") of ONEOK, Inc., an Oklahoma corporation ("ONEOK").

    In reaching the opinions expressed below, we have reviewed and relied on the Prospectus which forms a part of the Registration Statement on Form S-3 of ONEOK dated January 26, 2001 (the "Prospectus"), and such other facts and representations as we have deemed relevant to our opinion. Capitalized terms not defined herein shall have the respective meaning set forth in the Prospectus.

    Based upon and subject to the foregoing, we hereby confirm that the portions of the Prospectus captioned "Material Federal Income Tax Considerations" reflect our opinion regarding the U.S. federal income tax consequences to participants in the Plan, subject to the qualifications and limitations set forth therein.
No opinion is expressed as to any matters other than those specifically referred to herein.

    The opinions expressed herein are solely for your benefit and the benefit of participants in the Plan, and may not be relied on in any manner or for any purpose by any other person or entity.


                                Very truly yours,

                                Gable & Gotwals


                                By: /s/ Sheppard F. Miers, Jr.
                                ----------------------------------------
                                Sheppard F. Miers, Jr.